Exhibit 99.1

Worthington Announces Consolidation of BernzOmatic Hand Torch Operations

COLUMBUS, OH--(Marketwired - June 21, 2013) - Worthington Industries, Inc. (NYSE: WOR) announced today a plan to consolidate its BernzOmatic hand torch manufacturing operation in Medina, N.Y. into its existing facility in Chilton, Wis. The consolidation is expected to reduce internal freight expense and maximize available capacity at the Chilton facility where the Company already manufactures BernzOmatic hand torch fuel cylinders. The closure of the Medina operation is expected to be complete by mid-2014 to ensure an orderly transition.

"As the transformation efforts continue across our Company, we are committed to identifying cost savings opportunities and increasing efficiencies. The consolidation of these facilities is an outcome of this work," Worthington Industries Chairman and CEO John McConnell said. "Decisions that result in displacing employees are difficult, and are approached respectfully, with financial support and help in finding new employment."

Worthington acquired the Medina, N.Y. operation in July 2011 when the Company purchased the BernzOmatic business from Irwin Tool Company, a subsidiary of Newell Rubbermaid. The facility originally opened in 1969 and currently has 174 employees. Medina employees will have the opportunity to transfer to the Chilton facility. Severance and outplacement services will be provided to employees who will not continue with the Company.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 83 facilities in 11 countries.
Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com